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                                  EXHIBIT 4.1
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                               OFFICE DEPOT, INC.

                      AMENDED DIRECTORS STOCK OPTION PLAN


                 1. Plan. Options to purchase shares of the Company's Common Stock shall be granted to directors of the Company who are not otherwise employees of the Company or its subsidiaries pursuant to the terms of this Plan.

                 2. Limitation on Aggregate Shares. The number of shares of Common Stock with respect to which options may be granted under this Plan and which may be issued upon the exercise thereof shall not exceed, in the aggregate, 325,000 shares; provided, however, that if any options granted under this Plan expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of Common Stock thereunder, the shares with respect to which such options were granted shall be available under this Plan. Such shares of Common Stock may be either authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

                 3. Options. Options granted under this Plan shall be subject to such terms and conditions and evidenced by agreements in such form as shall be determined from time to time by the Committee and shall in any event be subject to the terms and conditions set forth below and in paragraph 4:

                 (a) Grant of Options. Options to purchase 7,500 shares of Common Stock shall be granted to each director of the Company who is not otherwise an employee of the Company or its subsidiaries once each year on the date of the annual meeting of the Company's stockholders.

                 (b) Option Price. The option price per share of Common Stock shall be 100% of the fair market value of a share of Common Stock on the date of grant.

                 (c) Term of Options. Each option shall be exercisable for ten years after the date of grant.

                 (d) Exercise of Option&. options shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) accompanied by payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, (i) in cash (including check, bank draft or money order), (ii) by delivery of Common Stock (valued at the fair market value thereof on the date of exercise) or (iii) by delivery of a combination of cash and Common Stock; provided, however, that the





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Committee may, in any instance, in order to prevent any possible violation of law, require the option price to be paid in cash; and provided, further, that the right to deliver Common Stock in payment of the option price may be limited or denied in any option agreement.

                 4.       Additional Provisions.

                 (a) Conditions and Limitations on Exercise. No option shall be exercisable earlier than one year after the date of grant, except as otherwise provided in paragraph 4(f). Each option shall be exercisable with respect to one-third of the shares of Common Stock subject to such option commencing on the first, second and third anniversaries of the date of grant.

                 (b) Termination of Term of Directorship. Any option shall be exercisable only during the holder's term as a director of the Company, except that an option may be exercisable for a period of up to three months after the death of a holder while a director of the Company (i) only to the extent that the holder was entitled to exercise on the date of death and
(ii) only to the extent that the option would not have expired had the holder continued to be a director of the Company.

                 (c) Listing, Registration, and Compliance with Laws and Regulations. Each option shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such option or the issuance or purchase of shares thereunder, no such option may be exercised or paid in Common Stock, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holder of such option will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. The Committee may at any time impose any limitations upon the exercise of an option or the sale of the Common Stock issued upon exercise of an option that, in the Committee's discretion, are necessary or desirable in order to comply with such Section 16(b) of the Exchange Act and the rules and regulations thereunder.

                 (d) Nontransferability of Options. Options may not be transferred other than by will or the laws of descent and





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distribution or pursuant to a qualified domestic relations order, as defined by
Section 1 et seq. of the Code, Title I of ERISA or the rules thereunder, and, during the lifetime of the person to whom they are granted, may be exercised only by such person (or his guardian or legal representative).

                 (e) Adjustment for Change in Common Stock. In order to prevent the dilution or enlargement of rights under options, in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Common Stock, appropriate changes shall be made in the number and type of shares or other consideration represented by options outstanding under this Plan and the prices specified therein.

                 (f) Sale of the Company. In the event of a merger of the Company with or into another corporation constituting a change of control, a sale of all or substantially all of the Company's assets or a sale of a majority of the Company's outstanding voting securities (a "Sale of the Company"), the options may be assumed by the successor corporation or a parent of such successor corporation or substantially equivalent options may be substituted by the successor corporation or a parent of such successor corporation, and if the successor corporation does not assume the options or substitute options, then the options shall become immediately exercisable and such options shall terminate if not exercised as of the date of the Sale of the Company or other prescribed period of time.

                 (g) Liquidation or Dissolution. In the event of the liquidation or dissolution of the Company, options shall terminate immediately prior to the liquidation or dissolution.

                 (h) Taxes. The Company shall be entitled, if necessary or desirable, to withhold (or secure payment from the Plan participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any shares issuable under this Plan, and the Company may defer such issuance unless indemnified to its satisfaction.

                 5. Administration. This Plan shall be administered by the Committee. The Committee shall consist of two or more directors designated by the Board of Directors who shall meet the eligibility conditions provided in Rule 16b-3(b)(2) of the Exchange Act (as such rule may be amended from time to time).

                 The Committee shall have full power to construe and interpret this Plan and options granted hereunder, to establish and amend rules for its administration and to correct any defect or





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omission and to reconcile any inconsistency in this Plan or in any option granted hereunder to the extent the Committee deems desirable to carry this Plan or any option granted hereunder into effect.

                 The Committee may act by a majority of a quorum present at a meeting or by an, instrument executed by all of its members. All actions taken and decisions made by the Committee pursuant to this Plan shall be binding and conclusive on all persons interested in this Plan.

                 6. Definitions. "The Code" means the Internal Revenue Code of 1986, as amended. "Committee" means the Option Plan Administration Committee of the Company's Board of Directors. "Common Stock" means shares of the Company's Common Stock, $.01 par value, or such other shares as are substituted pursuant to paragraph 4(e) or (f). "The Company" means Office Depot, Inc. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Exchange Act" means the Securities Exchange Act of 1934, as amended. The "fair market value" of the Common Stock on any given date means
(a) the mean between the highest and lowest reported sale prices on the New York Stock Exchange--Composite Transactions Table (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed); or (b) if the Common Stock is not listed on any domestic stock exchange, the closing sale price or mean between the closing high bid and low asked prices as reported by the National Association of Securities Dealers Automated Quotation System (or, if not so reported, by the system then regarded as the most reliable source of such quotations); or (c) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are no reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) using the reported sale prices or quotations on the last previous date on which so reported; or (d) if none of the foregoing clauses apply, the fair value as determined in good faith by the Committee. "Subsidiary" means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power.

                 7. Termination and Amendment. At any time the Committee may suspend or terminate this Plan and make such additions or amendments as it deems advisable; provided, that such additions or amendments are made in compliance with Rule 16b-3 of the Exchange Act (as such rule may be amended from time to time); and provided, further, that paragraphs 3 and 4(a) and (b) shall not be amended more than once every six months (other than to comply with the Code or ERISA). No options shall be granted hereunder after March 4, 2001.





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